Exhibit 8.5
DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

February 26, 2008

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 1028 dated February 22, 2008 relating to 11.50% (equivalent to 23% per annum) Upside Auto Callable Reverse Exchangeable Notes due August 27, 2008 Linked to the Common Stock of Research In Motion Limited (the “Pricing Supplement”) to product supplement no. 108-I dated December 13, 2007 relating to Upside Auto Callable Reverse Exchangeable Notes Linked to the Common Stock of a Reference Stock Issuer (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Tax Treatment as a Unit Comprising a Put Option and a Deposit” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell